LookSmart Ltd
625 Second Street
San Francisco
CA 94107
USA

                                                                 7 December 2001



Dear Sirs,



We refer to a loan facility letter from us, Transceptgate Limited, a company incorporated in the Isle of Man and having a registered office at 2nd Floor, 10-12 Prospect Hill, Douglas, Isle of Man, IM1 1ES ("Transceptgate"), addressed to you, LookSmart Limited (the "Borrower") dated 15 February 2000 (as accepted by the Borrower) (the "Existing Facility Agreement") and various arrangements relating to it and referred to therein, namely:

(a) a loan conversion agreement between the Borrower and Transceptgate dated 15 February 2000 (the "Loan Conversion Agreement");

(b) an escrow agreement among Transceptgate, the Borrower, LookSmart (Barbados), Inc ("LOOK") and The Pacific Bank, National Association (now known as City National Bank) dated 15 February 2000 (the "Existing Escrow Agreement");

(c) a share charge between LOOK and Transceptgate dated 15 February 2000 (the "Existing Share Charge"); and

(d) a joint venture agreement between Transceptgate, the Borrower, LOOK, BT LookSmart, Ltd ("BT LookSmart") and British Telecommunications Plc ("BT") dated 15 February 2000 (the "JVA").

Transceptgate shall make a term loan facility of up to US Dollars $34,980,457.65 (the "New Facility") available to the Borrower on the terms and conditions set out in this letter.

                                       1

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1.       Definitions

1.1 In this letter "this Agreement" means this letter as accepted by the Borrower and LOOK:

          "Advance"               Means an advance under the New Facility made
                                  or to be made in accordance with the terms of this Agreement, being as the context requires the "Repayment Advance" or the "New Escrow
                                  Advance", and includes where the context requires accrued interest thereon;

         "Amendment to JVA"       Means the agreement dated on or about the date
                                  on which this letter is accepted by the
                                  Borrower reflecting the amendments to the JVA in the Letter of Intent signed by BT, Transceptgate and the Borrower dated 25
                                  October 2001;

         "Banking Day"            Means a day on which dealings in deposits of
                                  US Dollars are carried on in the London
                                  Interbank Market;

         "BT Group"               Means BT, any subsidiary of BT, any holding
                                  company of BT and any subsidiary of any such holding company;

         "Default"                Means any event which, with the giving of
                                  notice, lapse of time, determination of
                                  materiality or satisfaction of any other condition (or any combination of the same) could constitute an Event of Default;

         "Encumbrance"            Means any mortgage, charge (whether fixed or
                                  floating), pledge, lien, hypothecation,
                                  assignment by way of security, security
                                  interest or other encumbrance of any kind but does not include liens arising in the ordinary course of trading by operation of law and not by way of contract;

         "Escrow Agent"           Means the agent appointed as escrow agent from
                                  time to time pursuant to the terms of the New
                                  Escrow Agreement, being as at the date of this letter City National Bank (formerly known as
                                  The Pacific Bank, National Association);

         "Event of Default"       Means any of the events or circumstances set
                                  out in Schedule 1;

         "Indebtedness"           Means any obligation for the payment or
                                  repayment of

                                       2

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                                  money, whether as principal or as surety and
                                  whether present or future, actual or
                                  contingent;

         "Interest Payment Date"  Means the last Banking Day of each quarter;

         "Loan" Means the aggregate principal amount from time to time borrowed and outstanding under the New Facility (being for the avoidance of doubt the Repayment Advance and the New Escrow Advance) and the interest accrued thereon up to the date of this Agreement;

         "New Escrow Advance"     Means an advance released to LOOK from time to
                                  time pursuant to the terms of the New Escrow
                                  Agreement;

         "New Escrow Agreement"   Means the agreement dated on or about the date
                                  on which this letter is accepted by the
                                  Borrower pursuant to which the Borrower
                                  deposits in an escrow account held with the Escrow Agent the New Escrow Advance for application in accordance with the terms of the New Escrow Agreement;

         "New Share Charge"       Means the instrument pursuant to which LOOK
                                  charges in favour of Transceptgate the Shares, which instrument shall be in a form and substance satisfactory to Transceptgate, together with the original share certificates representing all such shares and instruments of transfer in respect of all such shares executed in blank;

         "Repayment Date"         Has the meaning stated in Clause 6.2;

         "Security Documents"     Means the New Share Charge and the New Escrow
                                  Agreement;


         "Share Subscription      Means any day on which LOOK subscribes for
         Date"                    Shares;

         "Shares" Means all the shares purchased by LOOK from time to time in accordance with the terms of the JVA in the share capital of BT LookSmart;

         "Subsidiary"             Means:
                                  (a)       a subsidiary within the meaning of
                                            Section 736 of the Companies Act
                                            1985 as amended

                                       3

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                                            by Section 144 of the Companies Act
                                            1989; and

                                      (b)   unless the context otherwise
                                            requires, a subsidiary undertaking
                                            within the meaning of Section 21 of
                                            the Companies Act 1989;

         "US Dollars" or "US$"    Means the lawful currency of the United States
                                  of America.

1.2 In this Agreement, a reference to a document, agreement or deed shall be construed as a reference to that document, agreement or deed as the same may be amended, replaced, supplemented or novated from time to time and any reference to any statute, statutory instrument or other rule or regulations is a reference to the same as it may from time to time be amended, consolidated, re-enacted or extended. In addition, any reference to a party shall include references to that party's successors and lawful assigns.

2.       Termination of Previous Arrangements

2.1 Transceptgate and the Borrower hereby agree that upon acceptance by the Borrower, LOOK and the Escrow Agent of this letter:

         (a) all monies standing to the credit of the Existing Escrow Agreement amounting, as at the date of acceptance by the Borrower of this letter, to US$ 39,796,780 (the "Drawn But Returned Amount") shall be paid to Transceptgate and such payment shall effect a corresponding reduction in the repayment obligation of the Borrower under the Existing Facility Agreement;

         (b) no further drawing shall be permitted by the Borrower under the Existing Facility Agreement;

         (c) the Existing Escrow Agreement and the Loan Conversion Agreement shall be terminated and each of the parties thereto shall be discharged from their respective obligations thereunder for all purposes;

         (d)      the Existing Share Charge shall be discharged; and

         (e) following the making of the Repayment Advance (as defined in Clause 4.1(a)) under the New Facility in accordance with Clause 4.1 of this Agreement in refinancing:

                  (i)     the principal amount outstanding under the Existing
                          Facility Agreement (namely US$10,203,220);
                  (ii)    all interest on such principal amount and the Drawn
                          But Returned Amount accrued as at such date amounting in aggregate to US$19,527,237.65; and
                  (iii) the Drawn But Returned Amount amounting in aggregate to US$39,796,780, the Existing Facility Agreement shall be terminated and each of the parties thereto shall be discharged from their obligations thereunder for all purposes.

       LOOK and the Escrow Agent are to countersign this letter by way of confirmation of their agreement and acknowledgement of the termination of the agreements referred to above to which they are party.

3.     Purpose of the New Facility

3.1    The New Facility shall comprise a combination of:

       (a) monies advanced to the Borrower and currently outstanding under the Existing Facility Agreement; and

       (b)    new monies to be advanced in accordance with Clause 4.1(b).

3.2 The New Facility is to be used strictly for the two purposes described below:

       (a) the refinancing of all amounts outstanding under the Existing Facility Agreement (as regards the Repayment Advance (as defined in Clause 4.1(a)); and

       (b) for application in or towards meeting all or part of LOOK's funding obligations in respect of BT LookSmart as described in the JVA (as regards the New Escrow Advance (as defined in Clause 4.1(b)).

4.     Operation of the New Facility

4.1    The New Facility shall be drawn in two Advances:

       (a) one Advance (the "Repayment Advance") shall be the amount of US$29,730,457.65 (comprising US$19,527,237.65 accrued interest and US$10,203,220 cumulative draw downs) which is required to refinance all amounts outstanding under the Existing Facility Agreement as at the date of the Borrower's acceptance of this letter. By its acceptance of this letter, the Borrower requests that the Repayment Advance be advanced to it (and applied in accordance with this sentence) on the date of such acceptance or, if later, the date on which Transceptgate confirms that it is satisfied that all conditions precedent referred to in Schedule 2 to this letter have been fulfilled unconditionally, and hereby irrevocably authorises and instructs Transceptgate to apply the proceeds of the Repayment Advance in repayment of all amounts outstanding under the Existing Facility Agreement; and

       (b) the other Advance (the "New Escrow Advance") shall be in the amount of US$5,250,000 and shall be credited in full to the New Escrow

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              Account (as defined below) in accordance with this Clause 4, and the Borrower hereby irrevocably authorises and instructs Transceptgate to pay the New Escrow Advance into the New Escrow Account promptly following the acceptance of this letter by the Borrower.

4.2 Transceptgate shall deposit the New Escrow Advance in an escrow account (the "New Escrow Account") to be opened, held and operated pursuant to the terms of the New Escrow Agreement. The New Escrow Agreement shall contain terms substantially similar to those contained in the Existing Escrow Agreement.

4.3 From the New Escrow Account, the Borrower may authorise and instruct the Escrow Agent to apply the proceeds of the New Escrow Advance held in the New Escrow Account in settlement of obligations of LOOK to provide funding to, and invest in, BT LookSmart under and in accordance with the terms of the JVA and the New Escrow Agreement.

5.     Interest and Charges

       Interest shall accrue on the amount of the Loan from time to time outstanding at the rate of 15% per annum. Such interest shall accrue from day to day by reference to a year of 360 days and shall be applied to the Loan at each twelve-month anniversary of the acceptance of this letter and on the Repayment Date.

6.     Repayment and Prepayment

6.1 The Loan shall be repaid, and all interest accrued thereon and any other amounts outstanding under this Agreement shall be paid, on the Repayment Date.

6.2    The Repayment Date shall be the first to occur of the following:

       (a)    31 March 2003;

       (b)    the date on which the Loan becomes repayable pursuant to Clause
              13;

       (c)    the date on which LOOK ceases to be a shareholder in BT Looksmart;
              and

       (d) the date on which Transceptgate ceases to be a shareholder in BT Looksmart as a result of a call made by LOOK under the exit provisions in the Amendment to JVA.

                                       6

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6.3    The Loan may be prepaid (in whole or in part, provided that any such part must be at least US$ 1,000,000) on an Interest Payment Date provided that Transceptgate is given not less than 10 (ten) Banking Days' written notice of the intended prepayment. No amount prepaid may be redrawn.

6.4 Any funds remaining in the New Escrow Account pursuant to the New Escrow Agreement on the Repayment Date shall be transferred by the Escrow Agent to Transceptgate and will be credited by Transceptgate towards satisfaction of any sum then due and payable from the Borrower under this Agreement.

7.     Fees and Expenses

7.1 The Borrower shall pay to Transceptgate (or an associated company of Transceptgate as Transceptgate may specify) on demand:


       (a) fifty per cent of the reasonable and fully-documented expenses (including legal and out-of-pocket expenses) incurred by Transceptgate or BT in connection with the instruction of its English, US, Barbados and Bermudan lawyers for the purposes of the negotiation, preparation and execution of this Agreementand the Security Documents, any amendment to or extension of, or the granting of any waiver or consent under, or in respect of this Agreement or any of the Security Documents; and

       (b) all expenses (including legal and out-of-pocket expenses) reasonably incurred by Transceptgate in contemplation of, or otherwise in connection with, the enforcement of any rights under this Agreement and/or the Security Documents together with interest at the rate referred to in Clause 5 from the date on which such expenses were incurred to the date of payment (as well after as before judgment or the insolvency or bankruptcy of the Borrower).

7.2 All expenses payable pursuant to this Clause 7 shall be paid together with Value Added Tax (if any) thereon.

8.     Payments

8.1 If any period would end or payment would fall due under this Agreement on a day which is not a Banking Day, the period (or the date for payment) shall be extended to the next succeeding Banking Day, unless such next succeeding Banking Day falls in the next calendar month in which case the period shall be shortened (or the payment date advanced) to end on the immediately preceding Banking Day. Where a period or date for payment is altered under this clause, interest (and any other payment accruing from day to day) shall be re-calculated accordingly.

8.2 The Borrower will pay interest on any moneys due and unpaid, from the due date to actual payment (as well after as before judgment or the insolvency or bankruptcy of the Borrower) at 15% per annum so long as the default continues.

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       Such interest shall accrue from day to day and be compounded at each twelve-month anniversary of the date of this Agreement.

8.3 Transceptgate may apply any credit balance held by it to which the Borrower is entitled on any account of the Borrower with Transceptgate in or towards satisfaction of any sum then due and payable from the Borrower hereunder. For this purpose, Transceptgate is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

8.4 The Borrower shall indemnify Transceptgate against any reasonable loss or expense that Transceptgate shall incur or sustain in consequence of:

       (a) any default in payment by the Borrower of any sum when due under this Agreement;

       (b)    the occurrence of any Event of Default; or

       (c) any prepayment of any Advance or part thereof other than on an Interest Payment Date therefor in accordance with Clause 6.

9.     Representations and Warranties

9.1 By its acceptance of this letter, each of the Borrower and LOOK respectively represents and warrants to Transceptgate that:

       (a) the execution and, delivery of, and the performance of its obligations under, this Agreement and the Security Documents to which it is party will not (i) contravene any existing law, regulation or authorisation to which it is subject, or (ii) result in any breach of or default under any agreement or other instrument to which it is a party or is subject and this Agreement and the Security Documents to which it is party constitutes valid and legally binding obligations of the Borrower and LOOK enforceable in accordance with its respective terms;

       (b) no litigation or arbitration is taking place, pending or, to the best of its knowledge, threatened against it or any of its assets that has had or is likely to have a material adverse effect on it; and

       (c)    no Default has occurred and is continuing.

10.    Undertakings

10.1 By its acceptance of this letter, each of the Borrower and LOOK respectively undertakes with Transceptgate that (save with the prior written consent of Transceptgate) for so long as any monies remain outstanding under the New Facility:

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

     (a) it shall procure that the Advances are utilised for the purpose only of purchasing the Shares and immediately upon the issue of any Shares funded by either Advance or any part thereof it shall procure that LOOK transfers the Shares to Transceptgate pursuant to the terms of the New Share Charge;

     (b) LOOK will not create or allow to exist any Encumbrance over any of its present or future assets, rights or revenues;

     (c) the Borrower will not create or allow to exist any Encumbrance over any of its present or future assets, rights or revenues otherwise than in the ordinary course of its business (and for the avoidance of doubt, the ordinary course of the Borrower's business shall include investing in, buying and selling assets, goodwill and shares in other corporate entities);

     (d) LOOK will not enter into any guarantee, indemnity or like agreement to answer for the obligations or default of any person;


     (e) the Borrower will not enter into any guarantee, indemnity or like agreement to answer for the obligations or default of any person other than a Subsidiary of the Borrower or otherwise in the ordinary course of its business (and for the avoidance of doubt, the ordinary course of the Borrower's business shall include investing in, buying and selling assets, goodwill and shares in other corporate entities); and

     (f) the Borrower and LOOK will not, whether by one or a series of transactions related or not, sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any part of their respective present or future assets or revenues otherwise than by transfers, sales or disposals of assets made for full consideration in the ordinary course of its respective business.

11.  Information

11.1 By acceptance of this letter, each of the Borrower and LOOK respectively undertakes with Transceptgate that and for so long as any moneys remain outstanding under the New Facility:

     (a) it will inform Transceptgate of any Default forthwith upon becoming aware thereof; and

     (b) it will provide Transceptgate with such financial and other information concerning its respective financial affairs as Transceptgate may require no less than six monthly save that nothing in this sub-clause shall require the Borrower to disclose market sensitive information.

12.  Conditions

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

12.1 Transceptgate shall not be obliged to make any Advance under this Agreement unless within seven (7) days after the date of acceptance by the Borrower and LOOK of this letter, it shall have received the Security Documents duly executed by the parties thereto and the Amendment to JVA duly executed by the parties thereto on the terms set out in Schedule 2 in accordance with all its terms both in form and substance satisfactory to Transceptgate.

12.2 The obligation of Transceptgate to make either Advance under this Agreement is subject to the further conditions that, at the time of the proposed date for the making of the relevant Advance:

     (a) each of the representations and warranties set out in Clause 9 is true and correct as if each was made with respect to the facts and circumstances existing at such time; and

     (b) no Default shall have occurred and be continuing or would result from the making of the Advance.

13.  Events of Default

     Transceptgate may, without prejudice to its other rights hereunder, terminate its obligation to make the New Facility available, declare some or all of either Advance together with all accrued interest and other moneys payable hereunder immediately repayable or, as the case may be, payable at any time after any Event of Default shall have occurred (so long as the same is continuing). The Borrower shall repay or, as the case may be, pay any moneys declared repayable or payable under this Clause 13 forthwith on such declaration being made. Provided that the sole recourse of Transceptgate for an Event of Default by the Borrower and/or LOOK hereunder shall be by the exercise of its rights under the terms of any one or more of the Security Documents.

14.  Notices

14.1 Every notice under this letter shall be in writing and may be given or made by airmail or courier post or facsimile to the Borrower, LOOK or Transceptgate at their respective addresses and facsimile numbers given below. Notices shall be effective only upon actual receipt or when mailed by registered, certified or courier mail, return receipt requested.

14.2 The address and facsimile number of LOOK are:

     LookSmart (Barbados) Inc.
     KPMG Corporate Services
     Suite 201, Building #1
     Chelston Park, Culloden Road
     St. Michael, Barbados

     Facsimile:   +1 (246) 437-7477
     Attention:   Chief Executive Officer

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

14.3 The address and facsimile number of the Borrower are:

     LookSmart Ltd
     625 Second Street
     San Francisco
     CA 94107
     USA

     Facsimile:   +1 (415) 348 7034
     Attention:   Chief Executive Officer (with a copy to the General Counsel at the same address)

14.4 The address and facsimile number of Transceptgate are:

     Transceptgate Limited
     2nd Floor
     10 - 12 Prospect Hill
     Douglas
     Isle of Man
     IM1 1ES
     Facsimile:   +01624 615654
     Attention:   The Chairman of the Board

     With a copy to:
     British Telecommunications plc
     81 Newgate Street
     London
     EC1A 7AJ
     Facsimile:    +44 (0) 20 7356 6054
     Attention:    The Group Treasurer

15.  No Waivers

     No failure or delay by any party to this Agreement in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein are cumulative and not exclusive of any rights and remedies provided by law.

16.  Assignment

     Transceptgate may assign or transfer all or any part of its rights or obligations under this Agreement without the Borrower's consent to:

     (a)  any BT Group company; or

     (b) in the event that Transceptgate sells all of its shares in BT Looksmart, to the purchaser of all of Transceptgate's shares.

17.  Conflict

     In the event of any conflict between the provisions of this Agreement and the JVA or the Amendment to JVA, the provisions of this Agreement shall prevail.

18.  Governing Law and Jurisdiction

     This Agreement shall be governed by and interpreted in accordance with English law. The parties hereto acknowledge and accept that the Courts of England shall have non-exclusive jurisdiction to settle any dispute which may arise under or in connection with this Agreement.

19.  Availability

     We enclose a copy of this letter. To signify your acceptance of the New Facility and the terms and conditions contained herein, we would ask you to sign and date the enclosed copy and return the same to us before 7 December 2001 failing which the offer contained in this letter will automatically and without further notice lapse.

                                Yours faithfully,




                              Transceptgate Limited

Accepted and agreed



__________________________________

For and on behalf of

LookSmart Limited




__________________________________

For and on behalf of

LookSmart (Barbados), Inc.

With respect to the acknowledgement in Section 2.1 hereof only:



_____________________________

For and on behalf of

City National Bank

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                                   SCHEDULE 1

                                Events of Default

There shall be an Event of Default if:

     (a) the Borrower fails to pay any sum payable by it under this Agreement when due; or

     (b) the Borrower and/or LOOK defaults in the due performance or observance of any other provision of this Agreement and (if such default is in the opinion of Transceptgate capable of remedy) such default shall not have been remedied within 14 days of Transceptgate notifying the Borrower and/or LOOK of such default and the remedy required; or

     (c) any representation made or deemed to be made by the Borrower and/or LOOK in or pursuant to this Agreement or the JVA is or proves to have been incorrect in any material respect; or

     (d) any obligation (including a contingent obligation) of the Borrower and/or LOOK in respect of Indebtedness is not paid when due or becomes due or capable of being declared due prior to its stated maturity by reason of default in circumstances where the aggregate amount of Indebtedness is in excess of US$25 million; or

     (e) a judgment or order made against the Borrower and/or LOOK is not complied with within seven days or an encumbrancer takes possession or a receiver or administrator is appointed of any part of the undertaking, assets, rights or revenues of the Borrower and/or LOOK or a distress, execution or other process is levied or enforced upon any of the assets, rights, undertaking or revenues of the Borrower and/or LOOK and is not discharged within 7 days; or

     (f) the Borrower and/or LOOK stops or suspends payment of its debts or is unable to or admits its inability to pay its debts (within the meaning of section 123 of the Insolvency Act 1986 or otherwise but ignoring the references in that section to determination by the court) or becomes insolvent or proposes or commences negotiations with one or more of its creditors with a view to the general rescheduling of its debts or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of its creditors; or

     (g) a petition is presented or an order made for the insolvency of the Borrower and/or LOOK; or

     (h) any event occurs or proceeding is taken with respect to the Borrower and/or LOOK in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in sub-paragraphs
          (e), (f) or (g); or

     (i) any step is taken to repossess any goods in the possession of the Borrower and/or LOOK under any hire purchase, conditional sale, leasing, retention of title or similar agreement where the aggregate value of such goods exceeds US$25 million; or

     (j)  the JVA is terminated in accordance with the terms thereof; or

     (k) the Borrower and/or LOOK defaults in the due performance or observance of any material provision of the JVA or the Amendment to JVA and/or any of the Security Documents and in the case of default in respect of the JVA or the Amendment to JVA the default is not remedied pursuant to Clause 11.6 of that agreement; or

     (l) any Security Document is not, or ceases to be, in full force and effect in accordance with its terms; or

     (m) LOOK fails, within 5 days of the date of any New Escrow Advance, to subscribe for Shares and deliver the share certificates in respect of the same to Transceptgate; or

     (n) any other event occurs or circumstance arises which, in the reasonable opinion of Transceptgate, is likely materially and adversely to affect the ability of the Borrower and/or LOOK to perform all or any of its respective obligations under or otherwise to comply with the terms of this Agreement and/or the JVA or the Amendment to JVA.

                                   SCHEDULE 2

             Documents and Evidence Required as Conditions Precedent

1.   The New Share Charge.

2.   The New Escrow Agreement.

3.   The Amendment to JVA.

4. Legal opinions in form and substance satisfactory, and addressed, to Transceptgate in respect of:

     (a) the Borrower from Wilson Sonsini Goodrich & Rosati in respect of this Agreement, the Amendment to JVA and the New Escrow Agreement; and

     (b) LOOK from Lystra A. Kodilinye in respect of this Agreement, Amendment to JVA, the New Escrow Agreement and the New Share Charge.